CONTACT:
Michael Archer
Executive Vice President
Chief Financial Officer
Camden National Corporation
(800) 860-8821
marcher@camdennational.bank

FOR IMMEDIATE RELEASE

Camden National Corporation Announces its First Quarter 2024 Dividend

CAMDEN, Maine, March 26, 2024 /PRNewswire/ -- Simon R. Griffiths, President and Chief Executive Officer of Camden National Corporation (NASDAQ: CAC; the "Company"), announced today that the board of directors of the Company declared a quarterly dividend of $0.42 per share. This quarterly payout results in an annualized dividend yield of 5.19% based on the March 25, 2024 closing price of the Company's common stock at $32.38 per share as reported by NASDAQ. The dividend is payable on April 30, 2024 to shareholders of record on April 15, 2024.

About Camden National Corporation

Camden National Corporation (NASDAQ: CAC) is the largest publicly traded bank holding company in Northern New England, with $5.7 billion in assets, 57 banking centers and additional lending offices in New Hampshire and Massachusetts. Founded in 1875, Camden National Bank is a full-service community bank offering the latest digital banking, complemented by award-winning, personalized service. Camden National Bank has been named one of the Best Places to work for three years in a row. To learn more, visit CamdenNational.bank. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management.